Exhibit 99.1

Altair Nanotechnologies Reports Third Quarter 2013 Financial Results

Reno, NV (Marketwire – November 13, 2013) – Altair Nanotechnologies, Inc. (“Altair”) (NASDAQ: ALTI), today reported financial results for the third quarter ended September 30, 2013.

Altair reported revenues of $1.1 million for the third quarter compared to $0.4 million for the same period in 2012.  The gross loss was $0.1 million, due to a decline in warranty and inventory reserves of nearly $0.2 million, compared to $0.4 million for the same period in 2012.

Operating expenses were $3.7 million for the third quarter, a $0.3 million decrease from $4.0 million for the same period in 2012.  Cost cutting goals were achieved with planned reductions in the research and development and sales and marketing departments. General and administrative costs increased due to the ramp up of our China operations.

The net loss for the third quarter of 2013 was $3.7 million, or $0.32 per diluted share, compared to a net loss of $4.7 million, $0.40 per diluted share, for the same period in 2012.

“We have taken drastic action to further reduce our costs including consolidating our Accounting and Finance Department into the Anderson location,” stated Richard W. Lee, Altair’s Chief Executive Officer. “In addition, some of our key research and development staff is devoting a substantial amount of time in our facilities in China in order to speed up the production capabilities in our new facilities. As production ramps up in China, we will realize the cost efficiencies in production that was the primary motivator for moving operations to China. Currently, our team in China has grown to 181 employees with most of the additions to our operations team,” said Mr. Lee.

Highlights for the quarter ended September 30, 2013 and subsequent events include:

●	In July 2013, Northern Altair received $2.0 million in cash incentives from the City of Wu’an, China under our economic development agreement.

●

In September 2013, Northern Altair received $1.6 million in cash incentives from the City of Wu’an, China. The total cash incentives received to date from Wu’an under our economic development agreement is $17.3 million.

●

Altair continues to have discussions with large transportation and industrial customers in the U.S, Europe and Asia, who are interested in using our battery systems in a variety of applications where the high-power attributes of our battery are a key consideration. Several customers are now testing our application kits, modules and Power Rack systems for various commercial applications.

●	Revenue is expected to increase significantly over the next couple years with new orders from existing customers as well as opportunities with new customers.

Altair’s cash and cash equivalents decreased by $9.1 million, from $12.4 million at December 31, 2012 to $3.3 million at September 30, 2013. The net decrease of $9.1 million resulted from the net decrease in operating activities of $7.6 million, the net decrease in investing activities of $11.7 million and the net increase in financing activities of $10.7 million. The investing activities included the acquisition of the second land use right from the Government of Wu’an, China, which was paid for by using restricted cash, and the purchase of fixed assets by Northern Altair. The financing activity included the increase of deferred income due to receiving cash incentives from the purchase of the first land use right of $1.9 million and $3.6 million from the purchase of the second land use right.

ALTAIR NANOTECHNOLOGIES REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

“After considerable preparation work, we believe that we have found a solution to succeed in this most competitive lithium battery business. Additionally, we continually invest in research to advance our technology focusing on our core attributes: faster charging, longer life cycle, wider temperature range and higher energy density,” Mr. Lee continued.

“As our production facilities in China come on-line, we are making the best use of the “CHINA ELEMENT’ concept. It is not just lower labor cost. We have government subsidies for electric vehicles, local government grants, cost advantageous sourcing of material and equipment supplies, low land use costs, educated, talented staff, substantially larger electric vehicle and energy storage markets, lower energy costs and most important of all, the drive and determination to succeed,” concluded Mr. Lee.

Third Quarter 2013 Conference Call

Altair will hold a conference call to discuss its third quarter 2013 results on Wednesday, November 13, 2013 at 11:00 a.m. Eastern Daylight Time (EDT). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 678-224-7719. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

Post call, a phone-based audio replay will be available from 2:00 p.m. EDT, Wednesday, November 13, 2013 until Midnight EDT, November 19, 2013. It can be accessed by dialing +1 404-537-3406 and entering the conference number 98910043. Additionally, the conference call and replay will be available online, and can be accessed by visiting Altair's web site, www.altairnano.com.

About Altair Nanotechnologies Inc.

Altair is a leading provider of high-power, energy storage systems for the electric grid, industrial equipment and transportation markets. The company's lithium titanate technology is built on a proprietary nano-scale processing technology that creates high-power, rapid-charging battery systems with industry-leading performance and cycle life. Altair is headquartered in Reno, Nevada and maintains operations in Anderson, Indiana; Zhuhai, China; and Wu'an, China. For additional information, please visit: www.altairnano.com.

ALTAIR NANOTECHNOLOGIES REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Forward-Looking Statements

This report may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altair's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this report. These risks include the risk that our revenue will not increase for various reasons, including our failure to close on expected orders; that our land use rights may be worth significantly less than the appraised or recorded value, particularly in light of the risk of forfeiture and the requirement that we make a substantial investment related to the property prior to pledging or selling the land use rights; that the Company will run into regulatory, finance or other obstacles as it attempts to expand its operations into China or other countries; that the company will be unable to close sales due to its pricing; the characteristics of its products, competing energy storage systems or alternatives to energy storage systems; that the Company will be unable to expand production capacity (or contract with its suppliers to expand their capacity) in order to meet the demand of product orders, particularly with respect to products like electric vehicles which the Company does not itself manufacture and will have to source from third parties; that the Company will not experience expected costs savings as a result of its expansion into China and that the Company will not experience an increase in sales volume or, even if it experiences such an increase, that the Company will experience low (or negative) gross margins and not operate profitably in China and generally. Other risks are identified in Altair's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altair expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altair expectations or results or any change in events.

For Additional Information:

Investors

Tony Luo

tluo@altairnano.com

775.858.3726

Tables Follow

ALTAIR NANOTECHNOLOGIES REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States Dollars, except shares)

	Unaudited) September 30, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$3,293	$12,372
Restricted cash	15,515	6,245
Accounts receivable, net	1,473	1,498
Product inventories, net	5,229	7,416
Prepaid expenses and other assets, current	1,846	937
Deferred contract costs	1,831	4,532
Other assets, related party	1,791	1,754
Total current assets	30,978	34,754

Restricted cash		11,803
Property, plant and equipment, net	11,702	4,076
Property, plant and equipment, net held and not used		1,857
Patents, net	217	274
Prepaid equipment purchases	1,351
Land use right, net	22,359	13,625

Total Assets	$66,607	$66,389

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Trade accounts payable	$2,860	$2,599
Accrued salaries and benefits	676	632
Accrued warranty	634	418
Accrued liabilities	376	384
Deferred revenues	5,639	7,218
Warrant liabilities	120	90
Notes payable, current	11,533	6,680
Capital lease obligation	6	5
Total current liabilities	21,844	18,026

Deferred income	17,627	11,803
Note payable
Capital lease obligation, less current portion		4

Total Liabilities	39,471	29,833

Commitments and Contingencies

Stockholders' equity
Common stock, $.001 par value, 200,000,000 shares authorized; 11,590,067 shares issued and outstanding at September 30, 2013 and December 31, 2012	12	12
Additional paid in capital	259,198	259,065
Accumulated deficit	(232,558)	(222,409)
Accumulated other comprehensive income (loss)	484	(112)
Total stockholders' equity	27,136	36,556

Total Liabilities and Stockholders' Equity	$66,607	$66,389

ALTAIR NANOTECHNOLOGIES REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

  ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of United States Dollars, except shares)

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Product sales	$1,072	$300	$5,958	$891
License fees	60	60	180	180
Total revenues	1,132	360	6,138	1,071

Cost of goods sold
Product	1,206	788	6,586	2,282
Total cost of goods sold	1,206	788	6,586	2,282

Gross loss	(74)	(428)	(448)	(1,211)

Operating expenses
Research and development	1,079	1,423	3,124	5,046
Sales and marketing	201	499	883	2,344
General and administrative	1,908	1,837	4,843	5,010
Depreciation and amortization	444	252	1,063	771
Gain on disposal of assets	50		31
Total operating expenses	3,682	4,011	9,944	13,171
Loss from operations	(3,756)	(4,439)	(10,392)	(14,382)
Other income (expense)
Interest income, net	25	37	237	67
Change in market value of warrants	(20)	(267)	(30)	(88)

Other income	8	(2)	36	(2)
Total other income (expense), net	13	(232)	243	(23)

Net loss	$(3,743)	$(4,671)	$(10,149)	$(14,405)

Loss per common share - basic and diluted	$(0.32)	$(0.40)	$(0.88)	$(1.24)
Weighted average shares - basic and diluted	11,590,067	11,590,067	11,590,067	11,590,067